Contact:610-337-1000	For Immediate Release:
Hugh J. Gallagher, ext. 1029 Simon Bowman, ext. 3645 Shelly Oates, ext. 3202	September 12, 2012

UGI Appoints Kirk R. Oliver Chief Financial Officer

VALLEY FORGE, Pa., September 12 — UGI Corporation (NYSE: UGI) has named Kirk R. Oliver Chief Financial Officer, effective October 1, 2012.

Mr. Oliver, 54, was most recently Senior Managing Director & COO of InfraREIT Capital Partners, LLC, a partnership structured to enable the ownership of infrastructure assets through Real Estate Investment Trusts. Prior to joining InfraREIT Capital, Oliver served in various executive roles in the energy industry, including Chief Financial Officer of Allegheny Energy, Inc. and Executive Vice President, Chief Financial Officer of TXU Corp. Prior to joining TXU Corp., Oliver spent eleven years as an investment banker in the Global Power and Energy Group at Lehman Brothers and six years at Motorola Inc.

Oliver holds an MBA with a concentration in Finance and International Business from the University of Chicago and a BSEE from Lawrence Technological University in Southfield, Michigan.

Oliver will report to Lon R. Greenberg, Chairman and Chief Executive Officer. “We are very pleased to welcome Kirk to UGI as a key member of our management team,” said Greenberg. “Kirk combines an extensive background in the energy industry with a deep knowledge of finance and capital markets. We believe Kirk’s experience complements our existing capabilities and he will contribute to our continued success.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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